Exhibit 10.21

December 2, 2022

Mr. Ron DeGregorio

9096 SE Harbor Island Way

Hobe Sound FL 33455

RONI Transaction – Market Adjustment Payment

Dear Ron:

Reference is made to that certain Amended and Restated Profits Interest Share Award Agreement dated on or about the date hereof between NET Power, LLC (the “Company”) and you (the “Profits Interest Agreement”). Capitalized terms used herein have the meanings respectively assigned to them in the Agreement.

This letter confirms that the Company’s intent that the currently contemplated transaction with Rice Acquisition Corporation II (referred to as the RONI transaction) would constitute a vesting event under the Profits Interest Agreement if consummated on or prior to May 1, 2023. It is further understood that a Market Adjustment Payment under the final paragraph of Section 2 of the Profits Interest Agreement will be paid to you with respect to any of your outstanding 15,000 Unvested Profits with a Threshold Amount of $211 that ultimately vest, and that payment would be due under such paragraph on the date set forth therein(and payment to be made as soon as practicable following vesting but no later than March 15th of the year following the vesting date (i.e. March 15th, 2024)).

Please confirm your agreement with the foregoing by signing below.

NET Power, LLC

/s/ Rick Callahan
Rick Callahan
On Behalf of the Board of Managers of NET Power, LLC

Agreed:

/s/ Ron DeGregorio
Ron DeGregorio